Exhibit 10.1

MANAGEMENT PROFIT SHARING PROGRAM

It is Moog’s practice to award annual cash bonuses to management, including executive officers, based on Moog’s year over year percentage improvement in diluted earnings per share (“EPS”). The bonus amount payable to any participant is determined by multiplying the participant’s base salary by the product of the percentage improvement in Moog’s EPS and a multiplier of up to 3 based on a participant’s responsibilities, with executive officers generally having the higher multiplier. Notwithstanding an improvement in EPS, the determination to make an award under the program and, if made, its allocation, are discretionary. Further, any payments to executive officers under the program are subject to approval by the Executive Compensation Committee of the Board of Directors.